Exhibit 99.1

Impinj Announces Departure of Eric Brodersen, President and COO

SEATTLE, February 7, 2020 – Impinj, Inc. (NASDAQ: PI), a leading provider and pioneer of RAIN RFID solutions for identifying, locating and authenticating everyday items, today reported that its President and Chief Operating Officer, Eric Brodersen, has decided to step down effective March 6, 2020.

“I am immensely proud of, and humbled by, Impinj’s many accomplishments during my tenure highlighted by our success enabling partners and end customers with a platform that gives digital life to everyday items,” said Brodersen. “The power of our strategic direction and the strength of our current management team provide me the opportunity to step back with confidence. I plan to spend time traveling and with my family before pursuing other opportunities.”

Said CEO and co-founder Chris Diorio, “I am forever grateful to Eric for his leadership and tireless support over the past five years building and growing our strategic and operational capacity across our products, culture, finances, operations and go-to-market activities. Eric contributed to innumerable Impinj successes including the company’s 2016 IPO and follow-on financings and its launch of industry-leading products such as the Impinj M700 endpoint IC family and R700 reader family. He also made major contributions to our platform architecture and strategy. Impinj has grown into a far stronger organization under his leadership and I wish him the very best.”

Impinj does not plan to backfill the President and Chief Operating Officer position at the present time.

About Impinj

Impinj (NASDAQ: PI) helps businesses and people analyze, optimize, and innovate by wirelessly connecting billions of everyday things — such as apparel, automobile parts, luggage, and shipments — to the Internet. The Impinj platform uses RAIN RFID to deliver timely data about these everyday things to business and consumer applications, enabling a boundless Internet of Things. www.impinj.com

For more information, contact:

Investor Relations

+1 206-315-4470

ir@impinj.com

Media Relations
Jill West

Sr. Director, Marketing & Communications

+1 206-834-1110

jwest@impinj.com

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